ROCKY BRANDS, INC.

Company Contact:	Tom Robertson
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

Rocky Brands, Inc. Announces Third Quarter 2017 Results

Earnings Per Share Increased Fivefold to $0.30

Adjusted Earnings Per Share Increased to $0.39

Funded Debt Decreased 62.5% to $11.6 Million

NELSONVILLE, Ohio, October 24, 2017 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its three and nine month periods ended September 30, 2017.

Sales & Income Review

Third quarter net sales were $64.7 million compared to $73.2 million in the third quarter of 2016. The Company reported third quarter net income of $2.2 million, or $0.30 per diluted share compared to net income of $0.4 million, or $0.06 per diluted share in the third quarter of 2016. Adjusted net income for the third quarter of 2017 was $2.8 million, or $0.39 per diluted share compared to adjusted net income of $1.2 million, or $0.16 per diluted share in the prior year period.

Net sales for the first nine months of 2017 were $186.2 million compared to $193.3 million for the first nine months of 2016. The Company reported net income of $5.2 million, or $0.70 per diluted share compared to a net loss of $1.5 million, or ($0.20) per diluted share for the nine months ended September 30, 2017 and 2016, respectively. Adjusted net income for the first nine months of 2017 was $5.8 million, or $0.79 per diluted share compared to an adjusted net loss of $0.8 million, or ($0.10) per diluted share in the prior year period.

Jason Brooks, President and Chief Executive Officer, commented, “We are pleased to have achieved another quarter of strong earnings growth. Our ability to drive enhanced profitability despite softer top-line trends highlights our improved operating structure and focus on increasing margins.  As we previously announced, approximately $1.7 million of military footwear shipments shifted from the third quarter to the fourth quarter due to the temporary shutdown of our Puerto Rico facility in the wake of Hurricane Maria. On top of this, wholesale sales were below expectations as each of our brands posted modest shortfalls versus plan. We believe this was due to a combination of factors including lower discounting as we’ve placed a greater emphasis on full-price selling and retailers buying closer to the holiday season compared with previous years.   We were able to offset a portion of these challenges through the expansion of our direct channel as we continue to sign new accounts to our Lehigh Outfitters CustomFit program.  Looking ahead, we are cautiously optimistic about our growth prospects beginning in the fourth quarter as wholesale sales trends have recently accelerated and our military manufacturing has resumed normal operations. We remain confident that our current strategies have the Company well positioned to deliver increased value to shareholders over the long-term.”

Third Quarter Review

Net sales for the third quarter decreased 11.7% to $64.7 million compared to $73.2 million a year ago. Wholesale sales for the third quarter decreased 12.9% to $46.0 million compared to $52.9 million for the same period in 2016. Retail sales for the third quarter increased 7.8% to $11.1 million compared to $10.3 million for the same period last year. Military segment sales for the third quarter were $7.6 million compared to $10.1 million in the third quarter of 2016.

Gross margin in the third quarter of 2017 was $19.5 million, or 30.2% of sales, compared to $19.8 million, or 27.0% of sales, for the same period last year. The 320 basis point increase was driven by a significant improvement in both wholesale segment and military segment margins. Third quarter 2017 gross margin includes approximately $1 million of additional expenses related to payroll and overhead costs that could not be capitalized in inventory due to lower than usual production volumes at the Company’s Puerto Rico manufacturing facility because of the disruption from Hurricanes Maria and Irma. Excluding the additional expenses, adjusted gross margin was 31.7%.

Selling, general and administrative (SG&A) expenses decreased to $16.0 million, or 24.8% of net sales, for the third quarter of 2017 compared to $18.9 million, or 25.8% of net sales, a year ago. Third quarter 2016 SG&A expenses included an approximately $1.2 million charge related to reorganizational activities.  Excluding the charge, the $1.7 million decrease in SG&A expenses was primarily related to lower compensation expense following the workforce reductions in the second half of 2016.

Income from operations for the quarter was $3.5 million, or 5.4% of net sales compared to income from operations of $0.9 million, or 1.2% of net sales a year ago.

Interest expense was $110,000 for the third quarter of 2017, versus $181,000 for the same period last year.

During the third quarter 2017, the company repurchased 48,616 shares of its common stock at an average price of $13.35.

The Company’s funded debt decreased $19.3 million, or 62.5% to $11.6 million at September 30, 2017 versus $31.0 million at September 30, 2016.

Inventory at September 30, 2017 decreased 3.8% to $76.9 million compared to $79.9 million on the same date a year ago.

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, we present the following non-GAAP financial measures: “non-GAAP adjusted gross margin,” “non-GAAP adjusted selling, general, and administrative expenses,” “non-GAAP adjusted net income,” and “non-GAAP adjusted net income per share.” Adjusted results exclude the impact of items that management believes affect the comparability or underlying business trends in our consolidated financial statements in the periods presented. We believe that these non-GAAP measures are useful to investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance. We believe they also provide a useful baseline for analyzing trends in our operations. Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See “Reconciliation of GAAP Measures to Non-GAAP Measures” accompanying this press release.

Conference Call Information

The Company’s conference call to review third quarter 2017 results will be broadcast live over the internet today, Tuesday, October 24, 2017 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, Creative Recreation®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding growth prospects and delivery of increased value to shareholders (paragraph 4). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2016 (filed March 9, 2017) and quarterly report on Form 10-Q for the quarters ended March 31, 2017 (filed May 5, 2017) and June 30, 2017 (filed August 9, 2017). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30, 2017	December 31, 2016	September 30, 2016
	Unaudited	Audited	Unaudited

ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$2,238,862	$4,480,505	$3,942,209
Trade receivables – net	45,106,205	40,844,583	51,292,323
Other receivables	800,322	688,251	579,976
Inventories	76,885,153	69,168,442	79,922,305
Income tax receivable	-	1,243,678	1,190,702
Prepaid expenses	2,431,996	2,354,107	2,644,102
Total current assets	127,462,538	118,779,566	139,571,617
FIXED ASSETS – net	24,742,833	26,511,493	27,450,150
IDENTIFIED INTANGIBLES	33,319,334	33,415,694	36,448,490
OTHER ASSETS	225,310	232,509	238,251
TOTAL ASSETS	$185,750,015	$178,939,262	$203,708,508

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$16,861,274	$11,589,040	$15,042,805
Accrued other expenses:	9,097,184	6,130,871	8,604,611
Total current liabilities	25,958,458	17,719,911	23,647,416

LONG TERM DEBT	11,630,000	14,584,008	30,972,398
DEFERRED INCOME TAXES	10,464,435	11,365,800	12,120,693
DEFERRED LIABILITIES	181,737	176,219	208,387

TOTAL LIABILITIES	48,234,630	43,845,938	66,948,894

SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding September 30, 2017 - 7,403,195; December 31, 2016 - 7,421,455; September 30, 2016 - 7,447,331	68,979,376	69,291,637	69,507,320
Retained earnings	68,536,009	65,801,687	67,252,294

Total shareholders' equity	137,515,385	135,093,324	136,759,614

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$185,750,015	$178,939,262	$203,708,508

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	Unaudited	Unaudited	Unaudited	Unaudited

NET SALES	$64,675,082	$73,218,247	$186,202,989	$193,308,286

COST OF GOODS SOLD	45,163,539	53,452,487	128,779,845	138,368,374

GROSS MARGIN	19,511,543	19,765,760	57,423,144	54,939,912

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	16,026,654	17,745,691	49,313,498	55,685,180
REORGANIZATIONAL CHARGE	-	1,159,527	-	1,159,527
TOTAL OPERATING EXPENSE	16,026,654	18,905,218	49,313,498	56,844,707

INCOME (LOSS) FROM OPERATIONS	3,484,889	860,542	8,109,646	(1,904,795)

OTHER INCOME AND (EXPENSES):
Interest expense, net	(110,335)	(181,040)	(280,824)	(459,231)
Other, net	12,208	(3,873)	35,064	82,876
Total other income and (expenses), net	(98,127)	(184,913)	(245,760)	(376,355)

INCOME (LOSS) BEFORE INCOME TAXES	3,386,762	675,629	7,863,886	(2,281,150)

INCOME TAX EXPENSE (BENEFIT)	1,152,000	230,000	2,674,000	(776,000)

NET INCOME (LOSS)	$2,234,762	$445,629	$5,189,886	$(1,505,150)

INCOME (LOSS) PER SHARE
Basic	$0.30	$0.06	$0.70	$(0.20)
Diluted	$0.30	$0.06	$0.70	$(0.20)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,357,000	7,480,733	7,441,000	7,531,308
Diluted	7,362,088	7,504,521	7,414,317	7,531,308

Rocky Brands, Inc. and Subsidiaries

Reconciliation of Gross Margin, Selling General Admin, Net Income (Loss)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Gross Margin
Gross margin, as reported	$19,511,543	$19,765,760	$57,423,144	$54,939,912
Add: hurricane related expenses	963,570	-	963,570	-
Adjusted gross margin	$20,475,113	$19,765,760	$58,386,714	$54,939,912

Operating Expenses
Sales, general, and administrative, as reported	$16,026,654	$18,905,218	$49,313,498	$56,844,707
Less: reorganizational charge	-	1,159,527	-	1,159,527
Adjusted selling, general, and administrative expenses	$16,026,654	$17,745,691	$49,313,498	$55,685,180

Net Income (Loss)
Net income (loss), as reported	$2,234,762	$445,629	$5,189,886	$(1,505,150)
Add: hurricane related expenses, after tax	635,956	-	635,956	-
Add: reorganizational charge, after tax	-	753,693	-	753,693
Adjusted net income	$2,870,718	$1,199,322	$5,825,842	$(751,457)

Net income (loss) per share, as reported
Basic	$0.30	$0.06	$0.70	$(0.20)
Diluted	$0.30	$0.06	$0.70	$(0.20)

Adjusted net income (loss) per share
Basic	$0.39	$0.16	$0.79	$(0.10)
Diluted	$0.39	$0.16	$0.79	$(0.10)

Weighted average shares outstanding
Basic	7,357,000	7,480,733	7,411,000	7,531,308
Diluted	7,362,088	7,504,521	7,414,317	7,531,308